DESCRIPTION OF THE CAPITAL STOCK OF ALIGN TECHNOLOGY, INC.

The following description of the material provisions of the capital stock and other material terms of the amended and restated certificate of incorporation (“Certificate”) and bylaws of Align Technology, Inc. (the “Company”) and certain provisions of Delaware law, are summaries only. These summaries do not purport to be complete and are qualified in their entirety by reference to the Company’s Certificate, bylaws, and by the provisions of applicable law.

Authorized Capital
The Company’s authorized capital stock consists of 200,000,000 shares of common stock, $.0001 par value per share (“Common Stock”) and 5,000,000 shares of undesignated Preferred Stock, $.0001 par value per share (“Preferred Stock”).

Common Stock
Voting. Except as otherwise required by Delaware law, as specifically set forth in the provisions of the Company’s Certificate, including any express terms of the Preferred Stock and any series thereof or the bylaws, at every annual or special meeting of stockholders, every holder of Common Stock is entitled to one vote per share. When a quorum is present, the affirmative vote of the holders of the shares representing a majority of the voting power at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Company’s Certificate or bylaws a different vote is required, in which case such express provision shall govern and control.

Dividends Rights. Subject to the rights of holders of any then outstanding shares of the Company’s Preferred Stock (discussed below), holders of Common Stock are entitled to receive ratably any dividends that may be declared by the Company’s Board of Directors (the “Board”) out of funds legally available therefor.

Liquidation Rights. In the event of the Company’s liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all assets available for distribution to stockholders after the payment of or provision for all of the Company’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Other Rights. Holders of Common Stock do not have preemption, conversion or redemption rights. The rights, preferences and privileges of holders of Common Stock will be subject to those of the holders of any shares of the Company’s preferred stock the Company may issue in the future.

Listing. The Common Stock is listed on NASDAQ under the ticker symbol “ALGN."

Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is Computershare, Inc.

Preferred Stock
There are currently no shares of Preferred Stock outstanding, and the Company has no present plans to issue any. However, under the terms of the Certificate, the Board has the authority, without further action by the Company’s stockholders, to issue the following classes of Preferred Stock:

Undesignated Preferred Stock. The Board may issue not more than an aggregate of 5,000,000 shares of undesignated Preferred Stock in one or more series, without stockholder approval, and to establish, from time to time, the number of shares to be included in each series of Preferred Stock, to fix the designation, powers, preferences, and rights of the shares of each series of Preferred Stock, and to specify any qualifications, limitations or restrictions.

Subject to the rights of holders of any outstanding shares of Preferred Stock holding prior or superior rights and except as otherwise required by Delaware law, or as specifically set forth in the provisions of the Certificate or bylaws, the Board may grant holders of Preferred Stock or any series thereof:

Dividend Rights. Rights to dividends as declared by the Board out of funds legally available different from and/or in addition to those of the holders of Common Stock, including the amounts payable on, preferences in respect of any series of Preferred Stock, whether any dividends are or are not cumulative and the dates on which dividends may be payable;
Voting Rights. Voting rights at every annual or special meeting of stockholders different from or consistent with those of the holders of Common Stock or any other series of Preferred Stock;
Liquidation Rights. Preferential liquidation rights in the event of the Company’s liquidation, dissolution or winding up different from or consistent with those of the holders of Common Stock or any other series of Preferred Stock;
Conversion or Exchange. Rights in regard of the conversion or exchange of Preferred Stock into shares of any other class or series or other security, including the price(s), date(s) and other terms and condition of conversion;
Redemption. Rights of redemption different from or consistent with those of the holders of Common Stock or any series of Preferred Stock; and
Other Rights. Other rights restricting the issuance of additional shares of the same series or of any other class or series.

The purpose of authorizing the Board to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could make it more difficult for a third party to acquire control of the Company, or could adversely affect the rights of the Company’s common stockholders.

Board of Directors
The Board is not classified and there is no cumulative voting in the election of directors. The number of directors serving on the Board may be changed by a resolution adopted by the affirmative vote of a majority of the directors then in office.

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws
The Certificate and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and that could make it more difficult to acquire control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise. The Company expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board, which the Company believes may result in an improvement of the terms of any such acquisition in favor of the Company’s stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor. A description of these provisions is set forth below.

No Cumulative Voting. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Certificate does not grant stockholders the right to vote cumulatively; therefore stockholders holding a majority of the shares of Common Stock outstanding will be able to elect all of the Company’s directors.

Stockholder Action by Written Consent and Special Meetings of Stockholders. The Certificate and bylaws provide that all stockholder action must be affected at a duly called meeting of stockholders and not by written consent, and that only the Chairperson of the Board, the chief executive officer or the president may call a special meeting of stockholders.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals. The Company’s bylaws include an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Board. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions until the next stockholder meeting that are favored by the holders of a majority of the Company’s outstanding voting securities or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company.

Super-Majority Voting. The Certificate requires a 66-2/3% stockholder vote to amend, repeal or modify certain of its provisions and bylaws relating to the size, nomination, election and appointment of members to Board, the requirement that stockholder actions be effected at a duly called meeting and the designated parties entitled to call a special meeting of the stockholders. In addition, the authorization of blank check Preferred Stock makes it possible for the Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

Delaware Takeover Statute
The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person or entity became an interested stockholder. A "business combination" includes certain mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within the past three years has owned, 15% or more of our outstanding voting stock. This provision could discourage mergers or other takeover or change in control attempts, including attempts that might result in the payment of a premium over the market price for shares of the Common Stock.